SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 23, 2010

SUSSEX BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	0-29030	22-3475473
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

200 Munsonhurst Road
Franklin, New Jersey	07416
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code  (973) 827-2914

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 (b)

The Registrant announced that effective June 28, 2010, Ms. Candace A. Leatham, the Executive Vice President and Chief Financial Officer of the Registrant and Sussex Bank, a New Jersey state chartered commercial bank and wholly owned subsidiary of the Registrant (the “Bank”), has departed from her employment with the Registrant and the Bank. The Registrant has agreed to a severance arrangement with Ms. Leatham whereby she will receive her current base salary and benefits for  18 months  in exchange for providing a  release to the Registrant and its affiliates and agreeing to certain restrictive covenants.

(c)

On June 29, 2010, the Registrant issued a press release announcing that it had appointed Mr. Steven M. Fusco,  CMA/CFM, 43, as the new Executive Vice President and Chief Financial Officer of the Registrant and the Bank.

Mr. Fusco has more than twenty years of experience in the Northern New Jersey marketplace.  Prior to joining the Registrant and the Bank, Mr. Fusco served as a senior financial executive with Investors Savings Bank and as the Chief Financial Officer of Mariner’s Bancorp and Mariner’s Bank. Mr. Fusco also served as the Treasurer for Interchange Bank.

The Registrant and the Bank entered into an Employment Agreement dated June 23, 2010 with Mr. Fusco pursuant to which he will serve as Executive Vice President and Chief Financial Officer of the Registrant and the Bank (the “Employment Agreement”).  The Employment Agreement provides for a 2 year term, provided that at the end of the term, and each year thereafter, the term of the Employment Agreement shall automatically be renewed for an additional year until either party, by written notice provided at least 90 days prior to the end of the term elects not to so renew.

The Employment Agreement provides that Mr. Fusco will receive a base salary of $160,000, subject to increase or decrease as determined by the Board of Directors. He has further been granted an award of such number of shares of the Company’s common stock, no par value per share, which shall have a fair market value, as defined in the Employment Agreement, of one hundred forty four thousand ($144,000) dollars, subject to forfeiture and restricted from transfer during the “Restricted Period,” as such term is also defined in the Employment Agreement. Twenty percent of the shares will vest on June 23, 2012, and an additional twenty percent will vest each June 23 thereafter, subject to acceleration on the event of a change in control of the Registrant or Mr. Fusco’s death or disability. He will also receive customary fringe benefits, including a $500 per month automobile allowance.  The Employment Agreement permits the Company to terminate Mr. Fusco’s employment for cause (as defined in the agreement) at any time.    In the event Mr. Fusco is terminated for any reason other than cause, or in the event Mr. Fusco resigns his employment because he is reassigned to a position of lesser rank or status than Chief Financial Officer, his place of employment is relocated by more than 50 miles from its location on the date of the Employment Agreement, or his compensation or other benefits are reduced, Mr. Fusco, or in the event of his death, his beneficiary, will be entitled to receive his base salary at the time of such termination or resignation for the remaining term of the Employment Agreement, or one year, whichever is greater.  In addition, the Company will continue to provide Mr. Fusco with certain insurance and other benefits through the end of the term of the Employment Agreement.  Mr. Fusco’s Employment Agreement provides that upon the occurrence of a change in control, as such term is defined in the Employment Agreement, and in the event Mr. Fusco is subsequently terminated for reasons other than cause or in the event Mr. Fusco, within 18 months of the change in control, resigns his employment for good cause, he will be entitled to receive a lump sum severance payment equal to 2 times his then current base salary, which may be reduced, if necessary, to an amount which is One Dollar ($1.00) less than an amount equal to three (3) times Employee's "base amount" as determined in accordance with such Section 280G.  The Employment Agreement also prohibits Mr. Fusco from competing with the Bank and the Company for a period of one year following termination of his employment.  A copy of the Employment Agreement is annexed hereto as Exhibit 10.1

Mr. Fusco has no family relationships with any other officer or director of the Registrant or the Bank.  There are no related party transactions between the Registrant and/or the Bank and Mr. Fusco.  There are no arrangements or understanding between Mr. Fusco and any other person pursuant to which Mr. Fusco was selected as an Executive Vice President and Chief Financial Officer, except pursuant to the Employment Agreement described above.

 Item. 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement of Mr. Steven M. Fusco dated as of June 23, 2010.
99.1	Press release issued on June 29, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Sussex Bancorp, has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUSSEX BANCORP
(Registrant)

Dated: June 29, 2010	By:	/s/ Anthony Labozzetta
Anthony Labozzetta
President and Chief Executive Officer